Exhibit 10.10
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made this 1st day of April 2006 by and between JMC Investments, LLC (“Consultant”) and Las Vegas Gaming, Inc. (“Company”).
RECITALS
A.	The Company is engaged in the business of licensing games and selling gaming equipment and supplies to the keno, race/sports and bingo markets.

B.	The Company desires to have certain consulting services provided to the Company.

C.	Consultant is able to provide such services in consideration of the consulting fees in this Agreement.
AGREEMENT
It is agreed to as follows:
1)	Engagement. The Company hereby retains Consultant as a consultant, and Consultant hereby accepts such position, upon the terms and conditions hereinafter set forth.

2)	Duties: Consultant Representation.
a)	General. During the term of this Agreement, Consultant will provide the Company with such consulting services as is reasonably requested by the Company in connection with matters set forth herein. In performance of these duties, Consultant shall provide the Company with the benefits of Consultant’s best judgement and efforts. Consultant represents and covenants to the Company that Consultant has not entered into any other agreement, which would prohibit it from providing consulting services to the Company.

b)	Specific Duties. Without limiting the general provisions of section 2(a), Consultant agrees that he will provide the following specified consulting services during the term of this Agreement as requested by the Company. The Duties shall relate primarily, but not necessarily exclusively, to business opportunities in the gaming industry (each such opportunity being a “Business Opportunity”). The Specific Duties shall include without limitation:
i)	Assist the Company in designing, developing, and implementing a sales effort.

ii)	Assist the Company in fulfilling its funding needs.
c)	Non-Exclusivity. Consultant acknowledges that it is engaged hereunder on a non-exclusive basis.

d)	No Agency. Consultant acknowledges that it is not an agent or representative of the Company and has no authority to speak on its behalf.

e)	No Conflicts. During the term of this Agreement, Consultant shall not provide services to, or engage in, directly or indirectly, any business competitive with that of the Company without the prior written consent of Company which may be withheld by the Company in its reasonable discretion.

3)	Term. The term of this Agreement shall be for 90 days, and shall commence on April 1, 2006.

4)	Amount and Payment of Consultant’s Fee. In consideration of Consultant’s services set forth in Section 2(a) and 2(b) the Company agrees to pay Consultant the following compensation:
a)	Compensation. Consultant shall receive monthly compensation of $10,000 in cash and a one time grant of common shares in the amount of 60,000 shares.
5)	Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of the Company, except as to the results of the work. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6)	Indemnification. Consultant agrees to indemnify and hold the Company harmless from any and all claims, losses, damages, liabilities, costs and expenses suffered by the Company arising out of or related to any act or omission of Consultant that constitutes a criminal, willful or intentional bad faith, or grossly negligent act or omission. Likewise, the Company agrees to indemnify and hold Consultant harmless from any and all claims, losses, damages, liabilities, costs and expenses suffered by Consultant arising out of or related to any act or omission of the Company that constitutes a criminal, willful or intentional bad faith, or grossly negligent act or omission.

7)	Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be deemed properly delivered when (I) delivered personally, or (ii) mailed by Federal Express or other recognized next business day courier, to the parties at the following addresses or to such other person and/or address designated in writing by one party to the other:

Company:	LAS VEGAS GAMING, INC.
4000 West Ali Baba Lane, Suite D
Las Vegas, NV 89118
ATTN: Russ Roth

Consultant:	JMC Investments
4000 West Ali Baba Lane, Suite D
Las Vegas, NV 89118
ATTN: Steve Crystal
Any such notice shall be effective upon receipt or upon last attempted delivery, if the same is returned as being undeliverable.

8)	Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto with respect to the consulting services to be rendered to the Company by Consultant, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

9)	Enforcement; Severability. If in any proceeding, a court shall refuse to enforce any provision of this Agreement, whether because the restrictions contained herein are more extensive than is necessary to protect the business of the Company or for any other reason, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings. The validity and enforceability of the remaining provisions or portions of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws.

10)	Amendments. No supplement, modification or additional amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

11)	Miscellaneous.
a.	This Agreement is personal to the parties, and neither party may assign any of their rights, duties or obligations without the prior written consent of the other party. This Agreement constitutes the entire agreement and understanding between the parties, and supersedes all prior and contemporaneous agreements and understandings of the parties, with respect to the subject matter of this Agreement. No change, termination or waiver of any of the provisions of this Agreement will be binding upon either party unless it is in writing and signed by both parties.

b.	This Agreement shall be governed by and construed in accordance with the laws of the Nevada. Both parties waive the requirement of formal service of process, and any process mailed (along with a complete copy of the complaint) via ordinary postal services, postage pre-paid and addressed to the other party’s last known address, shall be deemed to have been served on the tenth (10th) day after being so mailed.

c.	In the event a court action is brought to enforce or interpret, or for a breach of, any part of this Agreement, the prevailing party will be entitled to recover as an element of its costs of suit (regardless of whether the suit proceeds to final judgment), and not as damages, reasonable attorneys’ fees to be fixed by the court.

d.	This Agreement shall be construed to give maximum protection against the disclosure of confidential information. Furthermore, this Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable by a court of competent jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (i) by or before such court of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted or reduced pursuant to the next sentence, as applicable, or (ii) by or before any other court or authority of any of the terms and provisions of this Agreement.

e.	The parties may execute this Agreement in two or more counterparts hereto. If any party to this Agreement elects to transmit an executed counterpart by fax, the fax version as received shall constitute the original counterpart agreement and shall be binding as if it were manually signed. Any other party to this Agreement may treat and rely upon any fax version as a signed original. All such counterparts taken together shall constitute one and the same instrument.

f.	Compliance Committee. Consultant acknowledges that the Company holds privileged gaming licenses. As a result, this Agreement is subject to the approval of the Company’s Compliance Committee prior to and during the term of this Agreement. In the event the Nevada Gaming Control Board, the Company’s Compliance Committee or other gaming regulatory agency determine, in their sole and absolute discretion, that a continued association with the Consultant or its agents could be detrimental to a gaming license the Company holds, the committee may terminate this Agreement immediately upon notice to the other party, without any liability whatsoever, except as to amounts previously accrued and owing.

g.	Assignability. Parties agree that Consultant can assign this agreement without any further approval required from Company (except as to the purview of the compliance committee of the Company) to any entity controlled by JMC.
     IN WITNESS WHEREOF, the parties have executed the Agreement, the date first above written.
“Company”
“Las Vegas Gaming, Inc.”
By: /s/ Russell R. Roth
          Russell Roth
“Consultant”
By: /s/
          JMC Investments